Exhibit 99.1

FOR IMMEDIATE RELEASE

Investor Relations:

800-348-1074, ext. 3333

Carrols Restaurant Group, Inc. Completes Refinancing

Syracuse, New York – (Businesswire) – August 5, 2011 — Carrols Restaurant Group, Inc. (NASDAQ: TAST), the parent company of Carrols Corporation (“Carrols”), announced today that its indirect wholly-owned subsidiary, Fiesta Restaurant Group, Inc. (“Fiesta Restaurant Group”), closed its previously announced offering of $200 million of 8.875% senior secured second lien notes due 2016. Fiesta Restaurant Group owns and operates the Pollo Tropical and Taco Cabana restaurant businesses. The 8.875% senior secured second lien notes due 2016 are senior secured obligations of Fiesta Restaurant Group and are guaranteed by its material subsidiaries.

Concurrently with the closing of the offering of the 8.875% senior secured second lien notes due 2016 of Fiesta Restaurant Group, Carrols LLC, a wholly owned subsidiary of Carrols, also entered into a new $85 million senior credit facility providing for term loan borrowings of $65 million and a $20 million revolving credit facility. Fiesta Restaurant Group used the net proceeds of the offering of the 8.875% senior secured second lien notes due 2016, and Carrols LLC used term loan borrowings from its new senior credit facility, to distribute funds to Carrols to enable Carrols to (i) repurchase Carrols’ outstanding 9% senior subordinated notes due 2013 tendered pursuant to a previously announced cash tender offer and to pay the related tender premium, (ii) repay outstanding borrowings under the existing Carrols senior credit facility and (iii) pay related fees and expenses. Fiesta Restaurant Group and Carrols LLC will also use proceeds from the respective financings to distribute funds to Carrols to enable Carrols to redeem the balance of its outstanding 9% senior subordinated notes due 2013 not tendered in the tender offer, which has not yet expired.

The 8.875% senior secured second lien notes of Fiesta Restaurant Group were offered only to qualified institutional buyers under Rule 144A of the Securities Act of 1933, as amended (the “Securities Act”), and to non-U.S. persons in transactions outside the United States under Regulation S under the Securities Act. The 8.875% senior secured second lien notes of Fiesta Restaurant Group have not been registered under the Securities Act and may not be offered or sold in the U.S. or to U.S. persons absent registration or an applicable exemption from registration requirements.

This press release is for informational purposes only and is not (i) an offer to sell or a solicitation of an offer to purchase the 8.875% senior secured second lien notes of Fiesta Restaurant Group, or (ii) an offer to purchase or a solicitation of an offer to sell, Carrols’ outstanding 9% senior subordinated notes due 2013.